Exhibit 10.37

SPONSORSHIP AGREEMENT

This Sponsorship Agreement (“Agreement”) is entered into on the date of the last signature below and effective as of the Effective Date by and between Team and Sponsor (each, as defined in Exhibit A). Team and Sponsor are also referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, Team owns and/or operates a racing team which participates with a Car and Driver in the Series (each, as defined in Exhibit A), and Sponsor desires to become a major sponsor of Team’s participation with the Car and Driver in the Series; and

NOW THEREFORE, for and in consideration of the premises and of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1)	Term. Exclusivity.

a)

Unless earlier terminated in accordance with the terms herein, the term of this Agreement and all rights and obligations specified herein shall begin on the Effective Date and terminate on the Termination Date (“Term”) (each, as defined in Exhibit A). Notwithstanding the foregoing, this Agreement shall automatically terminate upon termination of the Enterprise Solution Subscription Agreement between Andretti Autosport Holding Company, LLC f/k/a Andretti Autosport Holding Company, Inc. and Zapata Computing Holdings, Inc. f/k/a Zapata Computing, Inc. dated February 10, 2022.

b)

During the Term of the Agreement and any renewal or extension term of the Agreement, Sponsor agrees that it shall not sponsor any other motorsports entity or driver, unless such entity or driver are affiliated with Team, its parent, subsidiary and/or affiliated companies or has been agreed to in writing by Team. Notwithstanding the foregoing, such restriction shall not apply to Sponsor’s sponsorship of Roush Fenway Racing (“RFK Racing”) with such sponsorship to comply with the sponsorship guidelines as provided by Team to Sponsor.

2)

Consideration. Subject to the terms and conditions of this Agreement, Team hereby grants to Sponsor the Rights and Benefits (as defined in Exhibit A) during the Term of this Agreement. In consideration of such Rights and Benefits, Sponsor shall provide to Team the Sponsorship Fee (as defined in Exhibit A) and the other consideration contained in this Agreement during the Term of this Agreement.

3)	Trademarks. Approved Uses. Unapproved Uses. Infringement. Mutual Historical License.

a)

Trademarks. “Trademarks” means all individual and entity names, brand names, trade names, trademarks, service marks, copyrights, logos, and intellectual property of any kind, whether use of it by a person or entity is claimed by ownership or under a license from an owner and/or as identified by either Party. Each Party represents and warrants to the other Party that it has all rights in the Trademarks necessary to authorize the rights to such other Party pursuant to this paragraph 3. Each Party shall retain complete and unfettered ownership rights in its Trademarks.

b)	Approved Uses.

i)

Team. Sponsor hereby grants to Team, its parent, subsidiary and/or affiliated companies and their sponsors and other third parties contracting with any of them (collectively, “Team Sponsor Group”) in any activation endeavor, including the right to sub-license use of the rights to third parties for these purposes, pursuant to a sponsorship or merchandising agreement and a reasonable and contemplated purpose thereunder, at no cost to Team Sponsor Group the right to depict and show the Car as raced, all Team equipment and transporters, the Driver’s fire suits and all Team member uniforms and fire suits as worn at each Race (as defined in Exhibit A) and otherwise as covered by this Agreement with all logos, decals and patches, without the prior approval of Sponsor. Notwithstanding the foregoing and with regards only to licensed products and merchandise, Team shall submit to Sponsor, for its prior written approval, artwork depicting the proposed licensed good and how and where Sponsor’s Trademarks are used.

ii)

Sponsor. Team hereby grants to Sponsor the right to depict and use in its activation photographs and other images of the Car as raced, as well as the Driver in the Driver’s fire suit, all Team members’ uniforms and fire suits as worn by Team, at the Races and otherwise as covered by this Agreement with all logos, decals and patches, without alteration, including without limitation the logos, decals and patches of any other sponsors, including the Team logo in any activation initiatives but only with the prior written approval of Team.

iii)

All uses of a Party’s Trademarks shall be without deviation from the authorized Trademarks used or allowed to be used by the Party during the Term of this Agreement. These rights shall continue for sixty (60) days after the expiration or early termination of the Term for materials made during the Term.

c)

Unapproved Uses. Each Party agrees not to injure, defame, disparage, derogate, or otherwise degrade the other Party, its parent, subsidiary and/or affiliated companies, or their Trademarks, or to bring them into disrepute or otherwise impair, tarnish, or diminish the value thereof, or to use them in any manner that could be deemed: i) to be associated with materials or persons that are considered in any community to be obscene, pornographic, or excessively violent or ii) to be otherwise unlawful or in poor taste.

d)

Infringement. Each Party shall notify the other Party promptly of any infringement or unauthorized use of a Trademark by others of which a Party becomes aware. The owner or licensee of the Trademarks has the sole right, at its expense, to bring an action on account of any such infringement or unauthorized use of its Trademarks. Either Party may seek preliminary and permanent injunctions for any threatened or actual violation by the other Party of the license for use of the other Party’s or third parties’ Trademarks or other intellectual property without posting bond or if bond cannot be waived, without providing security thereon.

e)

Mutual Historical License. Each Party grants the other Party a perpetual, approval-free (as long as used as once approved pursuant to this Agreement), royalty-free license to use the likeness of the Car’s, Team members’, Driver’s images, names and uniforms, pit equipment and other intellectual property hereunder bearing both Parties’ Trademarks for historical reference and historical display purposes only (e.g., a corporate museum) and not for promoting or producing goods, services or any brands or in exchange for consideration.

4)	Non-Participation. Sponsor is not entitled to share in any of the profit, financial awards, prize money or bonus money won by Team Sponsor Group.

5)	Conduct. Team shall require the Car #27 Driver and all team members directly connected with the Car #27, at all times, to not engage in:

(i) any criminal activity or (ii) any activity that would be detrimental to Sponsor or its products or services.

If at any time during the Term of this Agreement, Sponsor believes a Driver or team member has engaged in conduct prohibited by paragraph 5, Sponsor shall notify Team in writing, and Team shall have forty-eight (48) hours to investigate and recommend in writing a course of action to Sponsor to cure such issues and Team shall work in good faith to manage and handle such issues. Team shall make reasonable efforts to mitigate the reputational damage to Sponsor, including, but not be limited to, the Team issuing a public statement or the Team engaging a reputation management company.

6)

Car #27 Driver Incapacity/Disaffiliation. If the Car #27 Driver dies or becomes physically incapacitated or is not otherwise available due to illness or suspension as a result of a Series violation or infraction and unable to drive Car #27 in a Race, Team shall immediately notify Sponsor. Team shall replace such Car #27 Driver with a similarly qualified driver.. In the event of a replacement of Car #27 Driver, Sponsor may elect to continue to use the name, likeness, etc. of the original Car #27 Driver throughout the remainder of the Term of the Agreement in which such incapacity or disaffiliation occurs, or it may elect to schedule a commercial shoot with the replacement Car #27 Driver. In no event shall Sponsor be required to pay any additional amount for any rights associated with the use of the name, likeness, biographical information or endorsement of a replacement Car #27 Driver. Sponsor acknowledges and agrees that the death or incapacity of Car #27 Driver shall not be construed as an event for cause to terminate its duties and obligations under this Agreement. For avoidance of doubt, the obligations of Team under this paragraph relate only to the Car #27 Driver and Car #27; they do not relate to any other Drivers other than Car #27 and/or any other Cars other than Car #27 of Team Group.

7)	Independent Contractor. The Parties hereby understand and agree that their relationship is that of an independent contractor.

8)

Termination. In addition to any other remedy set forth in this Agreement or otherwise available at law or in equity, either Party may terminate this Agreement at any time, effective upon the service of termination notice, without prejudice to any other legal rights to which such terminating Party may be entitled, upon the occurrence of one or more of the following: a) a material default by the other Party in performance of any of the provisions of this Agreement which is not cured within thirty (30) days (or in the case of failure to pay the Sponsorship Fee by Sponsor if not cured within five (5) days) following written notice of such default to the defaulting Party unless such default is not capable of being cured in such period in which event such period shall be extended so long as such Party has commenced curing such default in said period and diligently pursues curing the default; b) the making by the other Party of an assignment for the benefit of creditors; c) the appointment of a trustee, receiver or similar officer of any court for the other Party or for a substantial part of the property of the other Party, whether with or without consent of the other Party; or d) the institution of bankruptcy, composition, reorganization, insolvency or liquidation proceedings by or against the other Party without such proceedings being dismissed within thirty (30) days from the date of the institution thereof. Either Party shall have the right to terminate this Agreement if any of the representations or warranties made by the other Party in this Agreement prove to be untrue in any material respect.

9)

Damages. In the event of a breach of this Agreement by Sponsor, Team may pursue any remedy available to it for such breach including, without limitation, claims for actual damages which may include present and future loss of sponsor and prize revenue, lost promotional benefits, loss to reputation and its cost of preparation for and performance of this Agreement, and costs of enforcing this Agreement or any remedy for breach hereof, including, without limitation, reasonable attorney’s fees and expert witness fees, whether or not arbitration, mediation or a lawsuit is commenced.

10)

Insurance. Team agrees that it has or will have during the Term of the Agreement one or more insurance policies in force covering all of its activities directly or indirectly relating to the performance of its obligations hereunder and providing the insurance described as follows: i) Commercial General Liability (CGL) Insurance in an amount not less than $5,000,000.00 combined single limit which shall include advertiser’s liability and contractual liability; ii) Race Owners & Sponsors Liability Insurance in an amount of not less than $ 5,000,000 combined single limit for each accident; iii) Auto Liability Insurance covering the legal liability of Team to pay claims because of damage to property and for injuries to or death of any person or persons arising out of the ownership, maintenance or use of any motor vehicle (excluding race cars), in an amount of not less than $5,000,000.00 combined single limit for each accident; iv) Worker’s Compensation Insurance, Employer’s Liability Insurance and any other type of insurance which is required in accordance with the laws of the State of

Indiana. Sponsor, its parent, subsidiary and affiliated companies, together with the owners, members, managers, officers, directors, agents, employees, attorneys, insurers, representatives, and successors of each of the foregoing (collectively the “Sponsor Indemnified Parties”) shall be included as additional insureds under the aforesaid liability insurance policies, and coverage as it pertains to the Sponsor Indemnified Parties shall be primary and noncontributory regardless of any other coverage which may be available to the Sponsor Indemnified Parties. Upon Sponsor’s request, Team agrees to provide Sponsor with a certificate of insurance confirming such coverage.

11)

Indemnification. Each Party (“Indemnitor”) shall defend, indemnify and hold harmless the other Party and the other Party’s parent, subsidiary and affiliated companies, together with the owners, members, managers, officers, directors, agents, employees, attorneys, insurers, representatives, and successors of each of the foregoing (collectively, “Indemnitee”) against any and all claims, expenses, damages, suits, losses, actions, judgments, liabilities, and costs (including reasonable legal fees) asserted by any third-party for trademark or copyright infringement or other claim involving misuse or misappropriation of intellectual property arising out of the authorized publication, use or depiction of the Indemnitor’s trade names, logos, trademarks and other intellectual property by the Indemnitee in the approved territory. Indemnitor further agrees to defend, protect, indemnify and hold Indemnitee harmless against any and all expenses, damages, claims, suits, losses, actions, judgments, liabilities and costs (including reasonable legal fees) arising out of, connected with, or resulting from any personal injuries, death or property loss or damage, or any claim, expense, damage, suit, loss, injury, death or other loss suffered specifically resulting from any act or omission by the Indemnitor, its parent, subsidiary and affiliated companies, together with the owners, members, managers, officers, directors, agents, employees, and representatives of each of the foregoing, but in no event shall an Indemnitor’s obligations under this paragraph exceed the total amount of the Sponsorship Fee under the Agreement. Liability arising out of the willful or negligent act or omission of Indemnitee is excluded from Indemnitor’s obligation hereunder. All indemnities set forth in this Agreement are expressly conditioned on the Indemnitor: i) receiving from the Indemnitee prompt notice of any claim, demand, suit or action giving rise to such claim for indemnity; ii) receiving all reasonably necessary and available information, assistance and cooperation from the Indemnitee with respect to the defense or settlement of the claim; iii) having the right to select, subject to the reasonable approval of Indemnitee, counsel for the Indemnitee; and iv) having control of the defense and authority to settle or litigate at the election of the Indemnitor, subject to the reasonable approval of Indemnitee.

12)

Assignment. Neither Party shall assign its rights or performance obligations under this Agreement without the prior written consent of the other (other than (a) to a parent company or any wholly owned subsidiary of such parent company, where the assignee agrees to be bound by all obligations and the assignor guarantees the performance of all obligations or (b) in connection with a merger or sale of all or substantially all of a Party’s assets or securities). This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their approved successors and assigns, which, unless otherwise stated in the consent to assignment, shall be substituted for the assignor as a Party to this Agreement for all rights and obligations arising after the approved assignment.

13)

Notices. All notices required or permitted hereunder shall be in writing and shall be either personally delivered, delivered by a national or international tracked delivery service (e.g., FedEx, UPS, DHL or similar), or sent by electronic mail. Notices shall be addressed to the other Party at the address as identified below or such other address(es) or persons as a Party may designate in writing from time to time. Notices sent in accordance with this paragraph shall be effective as follows: a) on the date on which delivery is made, if personally delivered or b) when delivered, if delivery is made by tracked delivery service or electronic mail during the addressee’s regular business hours (if such delivery is outside of the regular business hours, then on the next business day).

14)

Representations. Warranties. Covenants. Each Party represents, warrants, and covenants to the other as follows: (i) it has the full right and legal authority to enter into and fully perform this Agreement, and each individual executing this Agreement certifies that he or she is duly authorized to do so; (ii) this Agreement when executed and delivered by a Party, will be its legal, valid and binding obligation enforceable against a Party in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally; and (iii) the execution and delivery of this Agreement have been duly authorized by each Party, and such execution and delivery and the performance by a Party of its obligations hereunder do not and will not violate or cause a breach of any other agreement or obligation to which it is a party or by which it is bound, and no approval or other action by any third party is required in connection with a Party’s execution or performance of this Agreement. Furthermore, each Party agrees to abide by all applicable federal, state and local laws, and regulations. Each of the foregoing representations, warranties, and covenants shall be true at all times during the Term hereof. Each Party acknowledges that each of such representations, warranties, and covenants are deemed to be material and have been relied upon by the other Party notwithstanding any investigation made by a Party.

15)

Confidential Information. The Parties covenant and agree to treat as confidential, and to not disclose to any third-party other than employees, attorneys, accountants, agents or independent contractors of the recipient who have a need to know the confidential information to perform its obligations under this Agreement (provided such persons are contractually or legally obligated to maintain the confidentiality of the confidential information consistent with the recipient’s obligations under this Agreement), during and at any time after the Term of this Agreement, this Agreement, including any portion hereof, and/or any nonpublic information regarding the other Party’s business, plans, products, costs, equipment, operations or customers which may come within the knowledge of either Party, their officers, agents, independent contractors or employees in the performance of this Agreement, without securing the prior written consent of the other Party. The recipient shall promptly return to the disclosing Party or destroy all copies of any confidential information of the disclosing Party in its possession or control upon request, or in any event, upon any termination or expiration of the Term.

16)

Entire Agreement. Amendment. Waiver. This Agreement, including the exhibits, contains the entire and only understanding between the Parties with respect to the subject matter contained herein. This Agreement may only be amended by a written document executed by each Party. No alteration, change, modification or waiver to or of this Agreement shall be valid or binding unless in writing and signed by both Parties hereto.

17)

Survival. Each Party hereto agrees that the obligations and duties and any other provision herein which must similarly survive in order to affect the purpose and/or intent of this Agreement are continuing obligations and duties and shall survive the termination of this Agreement until the expiration of all applicable statutes of limitation.

18)	Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

19)

Severance. Compliance with the Law. If any part of this Agreement is declared unenforceable or invalid, the remainder will continue to be valid and enforceable. If a reasonable basis exists for believing that any provision of this Agreement violates any (i) federal, state or local law or regulation, or (ii) code, rule, regulation or directive adopted by a sanctioning organization or an industry trade association affecting either Party’s performance of the Agreement (collectively, “Law”), then the Parties shall promptly modify this Agreement to the extent necessary to bring about compliance with such Law; provided, however, that if such modification would cause this Agreement to fail in its essential purpose or purposes, it shall be deemed terminated by mutual agreement of the Parties.

20)	Governing Law. This Agreement is made in the State of Indiana and shall be governed by the substantive provisions of Indiana law without regard to its conflicts of laws rules.

21)

Equitable Rights. Each Party shall be entitled to seek injunctive relief restraining the breach or threatened breach of each Party’s obligation under paragraph 15 of this Agreement, the unauthorized use of the intellectual property of either Party, or by Sponsor of the intellectual property of Team Sponsor Group, or the enforcement of any of the covenants in this Agreement, and to specific performance thereof. The Parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of such a breach and agree to waive the defense in any action for injunctive relief or specific performance that a remedy at law would be adequate. Neither Party shall be required to furnish a bond in order to obtain equitable relief and if bond cannot be waived, security thereon shall not be required.

22)

Dispute Resolution. If a dispute arises between AA and Sponsor under this Agreement, the Parties shall attempt to resolve such dispute by good faith negotiation for at least sixty (60) days prior to resorting to arbitration. If the Parties are unable to resolve the dispute after such good faith negotiation, such dispute shall be determined confidentially by binding arbitration in New Castle County, Delaware conducted with the commercial arbitration rules of JAMS by a mutually selected single arbitrator of national standing who routinely engages in valuing multi-media and sponsorship rights in the motorsports industry similar to the rights covered under this Agreement and having no affiliation with either Party. The arbitrator shall have the authority to award any remedy or relief that a State Court of New Castle County, Delaware or United States District Court for the district of Delaware could order or grant, and no other remedy or relief. Judgment upon the award may be entered in any court having jurisdiction thereof and shall be final, binding, and unappealable. The arbitrator has no authority to award punitive, exemplary or multiplied damages, and such damages shall not be recoverable by any other process or in any other proceeding. The Parties shall share equally in the cost of such arbitration, excluding each individual Party’s attorney’s fees, expert fees and other party-specific costs of participating in such arbitration. The Parties agree to maintain the confidential nature of the arbitration proceeding and the award, including the arbitration hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a provisional remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Notwithstanding the above, either Party may file a complaint to seek a preliminary injunction or other provisional judicial relief at any time if, in its sole judgment, an injunction or other provisional relief is necessary to avoid irreparable damage to or to preserve the status quo.

23)

Venue. Jurisdiction. Any claims shall be brought exclusively in the State Courts of New Castle County, Delaware or United States District Court for the district of Delaware. Each of the Parties irrevocably consents to the personal jurisdiction of such courts, and all courts to which appeals may be taken from such courts, agrees to accept service of process by certified or registered mail and hereby irrevocably waives any rights to a jury trial of any claim or cause of action arising out of or relating to this Agreement, and any jurisdictional or venue defenses otherwise available to it.

24)

Rights and Remedies Cumulative. The rights and remedies set forth herein are intended to be cumulative, and the exercise of any right or remedy by either Party shall not preclude or waive its exercise of any other rights or remedies hereunder or pursuant to law or equity.

25)

Force Majeure. Each Party will promptly notify the other upon becoming aware that a Force Majeure Event (as defined below) has occurred or is likely to occur and will use reasonable efforts to minimize any resulting delay in, interference with or prohibition of the performance of its obligations hereunder. Notwithstanding anything in this Agreement to the contrary, neither Party will be liable for any result of a Force Majeure Event, except that, if a Force Majeure Event precludes Team from entering or participating with Sponsor in a Race, Team shall negotiate in good faith to make available a mutually agreed upon remedy of relatively equal value to the benefits the Sponsor would have been entitled for the team name and/or Race that a Force Majeure Event precluded Team from entering or participating with the Car. For purposes hereof, “Force Majeure Event” means, with respect to a Party, any strike or other labor dispute, riot, war, insurrections, act of terrorism, Acts of God, any natural disaster, pandemic, fire, explosion, act of government or governmental agency or instrumentality (including the denial or cancellation of any export or other necessary license) or any sanctioning body with jurisdiction over a Party, or other contingency beyond the reasonable control of a Party, which in any such case interferes with, or prevents, the fulfillment by such Party of its obligations hereunder.

26)

No Construction against Drafting Party. Each Party to this Agreement expressly recognizes that this Agreement results from a negotiation process in which each Party participated and contributed to the drafting of this Agreement. Accordingly, no legal or other presumptions in favor of, or adverse to, either Party concerning the construction or interpretation of this Agreement shall apply and each Party expressly waives the right to assert such a presumption in any proceedings or disputes connected with, arising out of, or involving this Agreement.

27)

Prevailing Party. Should any Party commence legal action to interpret or enforce or obtain any remedy for breach of the terms of this Agreement, the prevailing Party (as determined by a final nonappealable judgment or order) in such action shall be entitled to recover reasonable attorney’s fees, court costs, and other legal expenses incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceedings.

28)

Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed on signature pages exchanged by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Copies of executed counterparts transmitted by such electronic transmission service shall be considered original executed counterparts for purposes of this Agreement. When the counterparts have been executed and exchanged by both of the Parties, this Agreement shall become binding on the Parties and the counterparts shall together constitute one document.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement below.

Team:	Andretti Autosport 1, LLC	Sponsor:	Zapata Computing Holdings, Inc.
	7615 Zionsville Road		100 Federal Street, Floor 20
	Indianapolis, IN 46268		Boston, MA 02110

By:	/s/ J-F Thormann	By:	/s/ Jon Zorio
	J-F Thormann, President		Jon Zorio, CRO

Email:	president@andrettiautosport.com	Email:	jon.zorio@zapata.ai
Date:	3/28/2024	Date:	3/28/2024

EXHIBIT A

Andretti Autosport 1, LLC	Zapata Computing Holdings, Inc.
(“Team”)	(“Sponsor”)

Car #27	Kyle Kirkwood
or such other car # as designated by Team (“Car #”)	or such other individual designated by Team (“Driver”)

NTT INDYCAR SERIES	All Remaining Races on the 2024 NTT INDYCAR SERIES Schedule
(“Series”)	(“Race”)

April 1, 2024	December 31, 2024
(“Effective Date”)	(“Termination Date”)

Sponsorship Fee

Subject to the terms of this Agreement and in consideration for the Rights and Benefits provided by Team to Sponsor pursuant to this Agreement, Sponsor shall pay to Team the Sponsorship Fee (“Sponsorship Fee”) in cash due and payable by wire transfer during the Term of this Agreement as follows:

Sponsorship Fee	$1,000,000 USD

Payment Dates	Amount
July 1, 2024	$333,333.34 USD
September 2, 2024	$333,333.33 USD
November 1, 2024	$333,333.33 USD

The Sponsorship Fee payments shall be due so long as this Agreement has not been terminated by Sponsor due to an uncured material breach by Team.

Rights and Benefits

In exchange for payment of the Sponsorship Fee and other consideration provided pursuant to this Agreement, Team shall make available to Sponsor the following rights and benefits (collectively, “Rights and Benefits”) during the Term of this Agreement:

Status, Designation, and Intellectual Property:

1)	Major Sponsor Status – Car #27.

a)	Major sponsor status with Team and the Car #27 entry.

b)

The Parties shall refer to the Car #27 entry as the “[primary sponsor] Honda” and the Car #27 Team as the “[primary sponsor] Team” (or such other references as are agreed upon by the Parties) in all activations.

c)

Team shall have the right to assign and affiliate non-conflicting sponsors with the Car #27 entry for all Races, including but not limited to primary sponsors, other major sponsors, associate sponsors, technical and supplier level sponsors.

i)

For purposes of this paragraph, a non-conflicting sponsor is a person or entity that does not conflict with Sponsor’s designation as detailed under paragraph 2(a)(ii) of this Exhibit A and as determined by Team.

2)	Official Sponsor Status – Car #27.

a)	Official sponsor status and exclusive category designation with the Car #27 entry and Car #27 Driver:

i)	Official Sponsor;

ii)	Official Quantum Computing Sponsor; and

iii)	Any other variations as mutually agreed upon between Team and Sponsor.

b)	Non-exclusive category designation with the Car #27 entry and Car #27 Driver:

i)	Official Artificial Intelligence (AI) Sponsor.

c)	Team shall develop an Official Sponsor logo lock up featuring the Team logo and Sponsor’s logo for use by Sponsor in all activations.

Brand Integration:

3)	Team and the Car #27 Entry:

a)	Sponsor shall receive major sponsor level brand integration on the assets for the Car #27 entry at all Races as follows, at Team’s sole cost (unless otherwise stated):

Race car	• Engine cover

Driver suits	• Right chest

Pit equipment	• Fuel tank

Marketing materials	• Logo inclusion on autograph cards

Activation Assets:

4)	Appearances.

a)	Sponsor shall receive the following appearance-related benefits during the Term of this Agreement with scheduling to be mutually agreed:

Car #27 Driver	• Two (2) In-Race-market appearances for the season (not to exceed two (2) consecutive hours)

• Two (2) Out-of-Race-market or production day appearance for the season (not to exceed six (6) consecutive hours)

• Two (2) Virtual appearances for the season (30-minutes each)

b)	In-Race-Market Appearances:

i)

For purposes of this Agreement, an appearance shall be deemed “in-Race-market” if: (i) it is scheduled in conjunction with a Race and within the timeframe the Car #27 Driver is present at the Race, and (ii) it takes place after noon local time on the day before the Series first practice session and (iii) it is located within a thirty (30) minute drive time from the local Race circuit;

ii)	Each appearance shall not exceed the designated timeframe, excluding travel time, and shall not interfere with Car #27 Driver and Team’s competition schedule and other professional commitments; and

c)	Out-of-Race-Market Appearances.

i)

For purposes of this Agreement, an appearance shall be deemed “out-of-Race-market” if: (i) it is not scheduled in conjunction with a Race and outside the timeframe the Car #27 Driver is required to be present at the Race; or (ii) it takes place prior to noon local time on the day before the Series first practice session, or (iii) it is located more than a thirty (30) minute drive time from the local Race circuit if scheduled in conjunction with a Race;

ii)

Each appearance shall be arranged through the Team with a minimum thirty (30) days’ written notice, take place in the continental United States, unless otherwise mutually agreed, and shall not exceed the designated timeframe within one (1) calendar day, excluding travel time; and

iii)

Sponsor shall pay the Car #27 Driver’s reasonable and necessary expenses only, including two (2) round-trip, first-class air travel tickets and if required, hotel accommodations, ground transportation and a daily per diem.

d)	Virtual Appearances.

i)	For purposes of this Agreement, an appearance shall be deemed “Virtual” if it takes place over a virtual meeting platform or other similar virtual meeting technology; and

ii)	Appearances shall not exceed the designated timeframe.

e)	Additional Appearances.

i)

Additional in-Race-market, out-of-Race-market and virtual appearances may be available, at Sponsor’s cost (if applicable) based on Team’s rate card, Car #27 Driver’s availability and Team review and approval.

EXHIBIT B

CREATIVE CONCEPTS

Car #27 Race Car

•	Engine Cover

AutoNation
27
HONDA
ZAPATA AI
AutoNation
MAPEI
ANDRETTI
AutoNation
Firestone

27
HONDA
ZAPATA AI
AutoNation
MAPEI
ANDRETTI
UniFirst
27
Firestone

Car #27 Driver Suit

•	Right Chest